Exhibit 4.3

EXECUTION COPY

AMENDMENT NO. 2 TO CREDIT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated as of July 8, 2013, is entered into by and among HERCULES OFFSHORE, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (together with Borrower, the “Loan Parties”), DEUTSCHE BANK SECURITIES INC., as the Arranger, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and GOLDMAN SACHS LENDING PARTNERS LLC, as the Co-Documentation Agents, UBS SECURITIES LLC, as the Syndication Agent, DEUTSCHE BANK AG, NEW YORK BRANCH (“DBNY”), in its capacity as Administrative Agent, Issuing Bank and Collateral Agent under the Credit Agreement referred to below, as successor Administrative Agent, replacement Issuing Bank and successor Collateral Agent under the Credit Agreement referred to below, and the Lenders party hereto.

RECITALS:

WHEREAS, Borrower and the Subsidiary Guarantors have entered into that certain Credit Agreement, dated as of April 3, 2012 (as amended by Amendment No. 1 to Credit Agreement dated May 11, 2012, the “Credit Agreement”), together with the Lenders from time to time party thereto, DEUTSCHE BANK SECURITIES INC., as the Arranger, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH and GOLDMAN SACHS LENDING PARTNERS LLC, as the Co-Documentation Agents, UBS SECURITIES LLC, as the Syndication Agent, and DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as initial Issuing Bank and as initial Administrative Agent and Collateral Agent;

WHEREAS, the parties hereto hereby agree to amend and extend the Credit Agreement as set forth herein, DBTCA has resigned as Administrative Agent, Issuing Bank and Collateral Agent, and DBNY is to be appointed as successor Administrative Agent and Collateral Agent and has agreed to replace DBTCA as Issuing Bank;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 All capitalized terms used herein (including in the introductory paragraph and Recitals set forth above) and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

SECTION 2. AMENDMENT TO CREDIT AGREEMENT

2.1 Commitment Fee. The definition of Applicable Fee in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Applicable Fee” shall mean, for any day, with respect to any Commitment, 0.50%.

2.2 Pricing Grid. The grid set forth in the definition of Applicable Margin in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

Pricing Level	Total Leverage Ratio	Applicable Margin
		Eurodollar Loans	ABR Loans
1	Less than 3.50 to 1	2.50%	1.50%
2	Equal to or greater than 3.50 to 1 but less than 4.00 to 1	3.00%	2.00%
3	Equal to or greater than 4.00 to 1 but less than 4.50 to 1	3.50%	2.50%
4	Equal to or greater than 4.50 to 1	4.00%	3.00%

2.3 Commitment. The last sentence of the definition of Commitment set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

The aggregate amount of the Lenders’ Commitments on the Amendment No. 2 Closing Date is $150,000,000.

2.4 LC Commitment. The reference to “$25,000,000” set forth in the definition of LC Commitment in Section 1.01 of the Credit Agreement is hereby amended to refer instead to “$50,000,000”.

2.5 Maturity Date. The definition of Maturity Date in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Maturity Date” shall mean the date which is five years after the Amendment No. 2 Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

2.6 Permitted Investments. Subclause (iv) of clause (14) of the definition of Permitted Investments in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:

(iv) any of the 2012 Senior Unsecured Notes or the 2013 Senior Unsecured Notes;

2.7 New Definitions. Section 1.01 of the Credit Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“2013 Senior Unsecured Indenture” shall mean that certain Indenture dated July 8, 2013 among Borrower, the Subsidiary Guarantors, and U.S. Bank National Association, as trustee (in such capacity, “2013 Senior Unsecured Note Trustee”) pursuant to which the 2013 Senior Unsecured Notes are to be issued on such date.

“2013 Senior Unsecured Notes” shall mean Borrower’s senior unsecured notes in the original principal amount of $400,000,000 issued on July 8, 2013 pursuant to the 2013 Senior Unsecured Indenture.

“Amendment No. 2” shall mean that certain Amendment No. 2 to Credit Agreement dated July 8, 2013 among Borrower, Subsidiary Guarantors, the Lenders party thereto, Administrative Agent, Issuing Bank and Collateral Agent.

“Amendment No. 2 Closing Date” shall mean the date on which Amendment No. 2 shall become effective.

“Amendment No. 2 Transactions” shall mean, collectively, the transactions to occur on or prior to the Amendment No. 2 Closing Date pursuant to Amendment No. 2, including (a) the execution and delivery of Amendment No. 2, (b) the issuance of the 2013 Senior Unsecured Notes, (c) the Discovery Offshore Stock Acquisition, and (d) the payment of all fees and expenses to be paid on or prior to the Amendment No. 2 Closing Date in connection with Amendment No. 2.

“Amendment No. 2 Transaction Documents” shall mean Amendment No. 2, the 2013 Senior Unsecured Indenture and the offering memorandum or similar document with respect to the Discovery Offshore Stock Tender Offer.

“Discovery Offshore Stock Acquisition” shall mean, pursuant to a tender offer for all outstanding capital stock of Discovery Offshore by Borrower (the “Discovery Offshore Stock Tender Offer”), private transactions or otherwise, the acquisition by Borrower on or prior to the Amendment No. 2 Closing Date of shares of capital stock of Discovery Offshore that, when aggregated with shares previously owned by Borrower, shall on the Amendment No. 2 Closing Date exceed on a fully diluted basis fifty percent (50%) of all outstanding shares thereof.

2.8 Fronting Fee. The reference to “the rate of 0.200% per annum” in clause (ii) of Section 2.05(c) is hereby amended to refer instead to “the rate of 0.250% per annum”.

2.9 Increases in Commitments. The reference to “$35,000,000” set forth in the first sentence of Section 2.19(a) of the Credit Agreement is hereby amended to refer instead to “$50,000,000”.

2.10 No Liabilities. The reference to “the 2012 Senior Secured Notes and the 2012 Senior Unsecured Notes” in the first sentence of Section 3.04(b) of the Credit Agreement is hereby amended to refer instead to “the 2012 Senior Secured Notes, the 2012 Senior Unsecured Notes and the 2013 Senior Unsecured Notes”.

2.11 Senior Note Documents. The reference to “and the 2012 Senior Unsecured Indenture” in Section 3.21 of the Credit Agreement is hereby amended to refer instead to “and the 2012 Senior Unsecured Indenture and the 2013 Senior Unsecured Indenture”.

2.12 Conditions to All Extensions of Credit. Section 4.02 is hereby amended by adding a new subsection (e) immediately following subsection (d) thereof, to read as follows:

(e) 2009 Senior Note Collateral Rights. The making of such Credit Extension shall not result in reinstatement of Borrower’s and Subsidiary Guarantors’ “Collateral Obligations” under Section 12.10 of the 2009 Indenture.

2.13 Indebtedness. Section 6.01(d) of the Credit Agreement is hereby amended by adding a new clause (iii) at the end thereof, to read as follows:

and (iii) the 2013 Senior Unsecured Notes and guaranties by the Subsidiary Guarantors of the 2013 Senior Unsecured Notes.

2.14 Commitments. Schedule I to the Credit Agreement is hereby amended in its entirety to read as set forth on Schedule I attached hereto. [In connection therewith, Borrower, Administrative Agent and Lenders shall make adjustments to (i) the outstanding principal amount of Loans (but not any interest accrued thereon prior to the Amendment No. 2 Closing Date or any accrued facility fees under the Credit Agreement prior to the Amendment No. 2 Closing Date), including the borrowing of additional Loans (which may include Eurodollar Loans) and the repayment of Loans (which may include the prepayment or conversion of Eurodollar Loans) plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Lender in the amount of its new Applicable Percentage of all Loans as of the Amendment No. 2 Closing Date, and (ii) participations in outstanding Letters of Credit as of the Amendment No. 2 Closing Date to provide for each Lender’s participation in each outstanding Letter of Credit as of the Amendment No. 2 Closing Date equal to such Lender’s new Applicable Percentage of the aggregate amount available to be drawn under each such Letter of Credit as of the Amendment No. 2 Closing Date. In connection with the foregoing, each Lender shall be deemed to have made an assignment of its outstanding Loans and Commitments under the Credit Agreement, and assumed outstanding Loans and Commitments of other Lenders under the Credit Agreement, all at the request of the Borrower, as may be necessary to effect the foregoing, and each such Lender shall be entitled to any reimbursement under Section 2.13 of the Credit Agreement with respect thereto.]

2.15 Resignation of DBTCA as Administrative Agent, Collateral Agent and Issuing Bank; Appointment of New Administrative Agent and Collateral Agent and Replacement of Issuing Bank. Pursuant to Section 9.06(a) of the Credit Agreement, DBTCA has resigned as Administrative Agent and Collateral Agent, and Required Lenders hereby appoint DBNY as successor Administrative Agent and successor Collateral Agent. Pursuant to Section 2.18(k) of the Credit Agreement, DBTCA has resigned as Issuing Bank, Borrower, Administrative Agent and DBNY agree that DBNY shall replace DBTCA as Issuing Bank, and Administrative Agent hereby notifies the Lenders of such replacement. The Lenders party hereto, Administrative Agent and Borrower hereby waive the requirement set forth in Section 2.18(k) of the Credit Agreement with respect to prior notice of the resignation of DBTCA as Issuing Bank.

2.16 Discovery Offshore Stock Acquisition. Administrative Agent and the Lenders party hereto acknowledge and agree that the acquisition by Borrower of any shares of capital stock of Discovery Offshore pursuant to the Discovery Offshore Stock Acquisition shall not constitute, nor be deemed to constitute, Restricted Payments pursuant to clause (2) of the definition thereof.

SECTION 3. CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective on the date upon which all of the following conditions precedent have been satisfied or waived:

3.1 Loan Documents. All legal matters incident to this Amendment and the other Loan Documents shall be reasonably satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of this Amendment and each other Loan Document to be delivered in connection therewith.

3.2 Corporate Documents. The Administrative Agent shall have received:

(a) a certificate of the secretary or assistant secretary of each Loan Party dated the Amendment No. 2 Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization (or a certification that there have been no changes to such Organizational Documents as delivered to the Administrative Agent on the Closing Date), (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance hereof and the other Loan Documents entered into by such Loan Party in connection herewith and, in the case of Borrower, the borrowings under the Credit Agreement, as amended by this Amendment, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing this Amendment, any other Loan Document entered into by such Loan Party in connection herewith or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this Section 3.2(a));

(b) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State and, if applicable, from the Texas Secretary of State (or other applicable Governmental Authority); and

(c) such other documents as the Lenders, the Issuing Bank or the Administrative Agent may reasonably request.

3.3 Officers’ Certificate. The Administrative Agent shall have received an Officer’s Certificate, dated the Amendment No. 2 Closing Date, confirming compliance with the conditions precedent set forth in this Section 3 and Sections 4.02(b) and (c) of the Credit Agreement.

3.4 Personal Property Requirements. The Collateral Agent shall have received certified copies of UCC, tax and judgment lien searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name Borrower or any Loan Party that owns any Vessel as debtor and that are filed in those state and county jurisdictions in which Borrower or such Loan Party is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens).

3.5 Ship Mortgages. Each Loan Party which owns a Mortgaged Vessel shall have duly authorized, executed and delivered, and shall have caused to be recorded or made arrangements satisfactory to the Administrative Agent for the recording thereof in the appropriate vessel registry, amendments to the Ship Mortgages with respect to each Mortgaged Vessel, and the Ship Mortgages, as amended, shall be effective to create in favor of the Mortgage Trustee a legal, valid and enforceable first priority security interest, in and lien upon such Vessels, subject only to Permitted Liens, securing Obligations in the principal amount of up to $200,000,000.

3.6 No Material Adverse Effect. There not having occurred any change, effect, event, circumstance, occurrence, state of facts or development since December 31, 2012, that, individually or in the aggregate, has had, or could reasonably be expected to have a Material Adverse Effect.

3.7 Financings and Other Transactions, etc.

(a) The Amendment No. 2 Transactions shall have been consummated or shall be consummated simultaneously on the Amendment No. 2 Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Amendment No. 2 Transaction Documents, without the waiver or amendment of any such terms that are material not approved by the Administrative Agent and the Arranger.

(b) The 2013 Senior Unsecured Notes shall have been issued pursuant to the terms of the 2013 Senior Unsecured Indenture and Borrower shall have received gross proceeds therefrom in the amount of at least $400,000,000.

(c) Borrower shall own on a fully diluted basis more than fifty percent (50%) of the outstanding capital stock of Discovery Offshore pursuant to the consummation of the Discovery Offshore Stock Acquisition.

3.8 Financial Statements; Pro Forma Balance Sheet; Projections. The Administrative Agent shall have received and shall be reasonably satisfied with the form and substance of the financial statements described in Section 3.04 of the Credit Agreement and with the forecasts of the financial performance of Borrower and its Subsidiaries.

3.9 Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arranger, the Lenders and the Issuing Bank, a favorable written opinion of Baker Botts L.L.P., special counsel for the Loan Parties (A) dated the Amendment No. 2 Closing Date, (B) addressed to the Agents, the Issuing Bank, the Collateral Agent and the Lenders and (C) covering the matters set forth in Exhibit M-1 attached hereto and such other matters relating to this Amendment and the other Loan Documents delivered in connection herewith as the Administrative Agent shall reasonably request.

3.10 Solvency Certificate and Other Reports. The Administrative Agent shall have received a solvency certificate in the form of Exhibit O to the Credit Agreement for each of the Loan Parties, in each case dated the Amendment No. 2 Closing Date and signed by a Financial Officer of Borrower.

3.11 Requirements of Law; Approvals. The Lenders shall be reasonably satisfied that Borrower, its Subsidiaries and the Amendment No. 2 Transactions shall be in compliance in all material respects with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them. All necessary consents or approvals of, registration or filing with, or any other action by, any Governmental Authority, and all material third party approvals in each case in connection with the Amendment No. 2 Transactions, shall have been obtained and shall be in full force and effect.

3.12 Fees. The Arranger, the Administrative Agent and the Collateral Agent shall have received all Fees and other amounts due and payable on or prior to the Amendment No. 2 Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including the legal fees and expenses of Thompson & Knight LLP, special counsel to the Administrative Agent, and the fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

3.13 Post-Closing Collateral Matter. Within one day of the Amendment No. 2 Closing Date (or such longer period of time as Collateral Agent in its sole discretion shall permit), Collateral Agent shall have received an opinion from Liberian counsel in the form previously submitted to Collateral Agent with respect to the Ship Mortgages covering Liberian-flagged Mortgaged Vessels, as amended by the amendments thereto delivered pursuant to Section 3.5 hereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent that:

4.1 The execution, delivery and performance of this Amendment by each Loan Party is within its corporate or other organizational power and has been duly authorized by all necessary corporation or other organizational action on the part of such Loan Party.

4.2 This Amendment has been duly executed and delivered by each Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each of the Loan Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 No Default has occurred that is continuing on the date of this Amendment.

4.4 Each of the representations and warranties made by any Loan Party set forth in Article III of the Credit Agreement or in any other Loan Document are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality”

or “Material Adverse Effect” are true and correct in all respects) on and as of the date of this Amendment with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

SECTION 5. MISCELLANEOUS

5.1 Full Force and Effect; Limited Amendment. Except as expressly amended hereby, all of the representations, warranties, terms, covenants, conditions and other provisions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments set forth in Section 2 herein shall be limited precisely as provided for herein to the provisions expressly amended herein and shall not be deemed to be an amendment to any other term or provision of the Credit Agreement, any other Loan Document referred to therein or herein or of any transaction or a consent to (or waiver of) any further or future action on the part of any of the Borrower or any other Loan Party which would require the consent or waiver of the Lenders under the Credit Agreement or any of the other Loan Documents.

5.2 Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with all of the terms and provisions of the Credit Agreement.

5.3 Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

5.4 Headings. Section headings in this Amendment are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

5.5 Cross-References. References in this Amendment to any Section are, unless otherwise specified or otherwise required by the context, to such Section of this Amendment.

5.6 Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

5.7 Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(Remainder of page left intentionally blank; signature page follows)

IN WITNESS WHEREOF, the duly authorized representatives of the undersigned have caused this Amendment to be executed and acknowledge that they have read and understood this Amendment.

HERCULES OFFSHORE, INC.

By:	/s/ Stephen M. Butz
Name: Stephen M. Butz
Title: Executive Vice President and Chief Financial Officer

CLIFFS DRILLING COMPANY
CLIFFS DRILLING TRINIDAD L.L.C.
FDT LLC
FDT HOLDINGS LLC
HERCULES DRILLING COMPANY, LLC
HERCULES OFFSHORE LIFTBOAT COMPANY LLC
HERO HOLDINGS, INC.
SD DRILLING LLC
THE OFFSHORE DRILLING COMPANY
THE ONSHORE DRILLING COMPANY
TODCO AMERICAS INC.
TODCO INTERNATIONAL INC.
HERCULES LIFTBOAT COMPANY, LLC
HERCULES OFFSHORE SERVICES LLC

By:	/s/ Stephen M. Butz
Name: Stephen M. Butz
Title: Vice President

S-1	HERO Amendment No. 2

DEUTSCHE BANK AG, NEW YORK BRANCH,
as Administrative Agent, Issuing Bank and Collateral Agent

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

By:	/s/ Anca Trifan
Name: Anca Trifan
Title: Managing Director

S-2	HERO Amendment No. 2

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Attorney-in-Fact

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Attorney-in-Fact

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Joselin Fernandes
Name: Joselin Fernandes
Title: Attorney-in-Fact

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Attorney-in-Fact

S-3	HERO Amendment No. 2

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Co-Documentation Agent and a Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich
Title: Authorized Signatory

By:	/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signatory

S-4	HERO Amendment No. 2

GOLDMAN SACHS LENDING PARTNERS LLC,
as Co-Documentation Agent and a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

S-5	HERO Amendment No. 2

CAPITAL ONE, N.A., as a Lender

By:	/s/ Dan Backer
Name: Dan Backer
Title: SVP

S-6	HERO Amendment No. 2

COMERICA BANK, as a Lender

By:	/s/ Gary Culbertson
Name: Gary Culbertson
Title: Vice President

S-7	HERO Amendment No. 2

AMEGY BANK NATIONAL ASSOCIATION
as a Lender

By:	/s/ Brad Ellis
Name: Brad Ellis
Title: Senior Vice President

S-8	HERO Amendment No. 2

SCHEDULE 1

COMMITMENT SCHEDULE

Lender	Commitment	Applicable Percentage*
Deutsche Bank AG, New York Branch	$30,500,000	20.33333333%
UBS Loan Finance LLC	$18,500,000	12.33333333%
Credit Suisse AG, Cayman Islands Branch	$18,500,000	12.33333333%
Goldman Sachs Lending Partners LLC	$18,500,000	12.33333333%
Capital One, N.A.	$23,000,000	15.33333333%
Comerica Bank	$21,000,000	14.00000000%
Amegy Bank National Association	$20,000,000	13.33333333%
TOTAL	$150,000,000	100.00000000%

*	Rounded to eight decimal places